Aug. 4, 2022

For Release: Immediately
Refer to:     Jordan Bishop; jordan.bishop@lilly.com; (317) 473-5712 (Media)
         Kevin Hern; hern_kevin_r@lilly.com; (317) 277-1838 (Investors)

Lilly Reports Second-Quarter Financial Results, Highlights Momentum of New Medicines and Pipeline Advancements

•Lilly's revenue in Q2 2022 decreased 4%. On a constant currency basis, revenue decreased 1% as lower realized prices and lower Alimta revenue following the entry of generics more than offset volume growth from key growth products. Total revenue grew 6% excluding revenue from Alimta, the sale of the company's rights to Cialis in China in Q2 2021, and COVID-19 antibodies.
•The company continued to advance its pipeline with the U.S. approval and launch of Mounjaro for type 2 diabetes, approval in the U.S., EU and Japan of Olumiant for alopecia areata, and FDA acceptance with Priority Review designations of donanemab for Alzheimer's disease and pirtobrutinib for mantle cell lymphoma for patients previously treated with a BTK inhibitor, both for review under accelerated approval pathways.
•Key growth products - consisting of Trulicity, Verzenio, Jardiance, Taltz, Retevmo, Mounjaro, Emgality, Olumiant, Tyvyt and Cyramza - grew 20% and represented 67% of revenue in Q2 2022, excluding revenue from COVID-19 antibodies.
•Q2 2022 EPS decreased 31% to $1.05 on a reported basis and decreased 32% to $1.25 on a non-GAAP basis. Q2 2022 reported and non-GAAP EPS are both inclusive of $0.46 of acquired IPR&D and development milestone charges.
•2022 EPS guidance updated to be in the range of $6.96 to $7.11 on a reported basis and $7.90 to $8.05 on a non-GAAP basis, both inclusive of $0.61 of acquired IPR&D and development milestone charges.

INDIANAPOLIS, Aug. 4, 2022 - Eli Lilly and Company (NYSE: LLY) today announced its financial results for the second quarter of 2022.

"We had an exciting quarter with the highly anticipated U.S. launch of Mounjaro, the first of potentially five new medicines we intend to launch by the end of 2023," said David A. Ricks, Lilly's chair and CEO. "We are pleased with the underlying strength of our core business, and we expect our new medicines will add to our growth through the rest of the decade. We are entering a
Eli Lilly and Company | Lilly Corporate Center | Indianapolis, Indiana 46285 | U.S.A.

compelling era in our company’s history, as we continue our efforts to expand the number of people our medicines can help."

Lilly Senior Vice President and Chief Financial Officer Anat Ashkenazi provided further commentary on the quarter.

"Excluding revenue from the Alimta loss of exclusivity in major markets, the sale of rights to Cialis in China in the base period, and COVID-19 antibodies, Lilly experienced 6% revenue growth in our core business led by strong performance from key products such as Trulicity, Verzenio and Jardiance," said Ashkenazi. "While we expect that our financial results will continue to be negatively impacted by foreign exchange rates, our revenue guidance for 2022 remains unchanged. Importantly, the inclusion of acquired in-process research and development and development milestone charges in our non-GAAP results will continue to impact comparisons to prior years."

Today, the company is sharing new notable announcements:
•The U.S. Food and Drug Administration (FDA) accepted, with Priority Review designation, donanemab for Alzheimer's disease for review under the accelerated approval pathway.
•The FDA also accepted, with Priority Review designation, pirtobrutinib for mantle cell lymphoma for patients previously treated with a BTK inhibitor for review under the accelerated approval pathway.
•In collaboration with the U.S. government, Lilly intends to make bebtelovimab commercially available for purchase by U.S. states/territories, hospitals and a broad set of other providers through a sole distributor beginning the week of Aug. 15, which is prior to the anticipated depletion of the U.S. government's currently available supply.

Lilly shared numerous updates recently on key regulatory, clinical, business development and other

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events, including:
•Mounjaro® (tirzepatide) for adults with type 2 diabetes was approved by the FDA and received a positive opinion from the European Medicines Agency's Committee for Medicinal Products for Human Use.
•Lilly and Incyte's Olumiant® (baricitinib) for adults with severe alopecia areata received approval in the U.S., EU and Japan.
•The FDA approved Olumiant for the treatment of certain hospitalized patients with COVID-19.
•The company announced positive topline results from Phase 3 clinical trials of lebrikizumab for the treatment of patients with moderate-to-severe atopic dermatitis.
•Lilly supplied additional doses of bebtelovimab to the U.S. government in an ongoing effort to provide COVID-19 treatment options for patients.
•The company announced plans to invest $2.1 billion in two new Indiana manufacturing sites.

For additional information on these and other important public announcements, visit the news section of Lilly's website.

Financial Results

$ in millions, except per share data	Second Quarter		%
	2022	2021	Change
Revenue	$6,488.0	$6,740.1	(4)%

Net Income – Reported	952.5	1,390.2	(31)%
EPS – Reported	1.05	1.53	(31)%

Net Income – Non-GAAP	1,131.3	1,683.5	(33)%
EPS – Non-GAAP	1.25	1.85	(32)%

A discussion of the non-GAAP financial measures is included under "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)."

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Second-Quarter Reported Results
In Q2 2022, worldwide revenue was $6.49 billion, a decrease of 4% compared with Q2 2021, driven by an 11% decrease due to lower realized prices and a 3% decrease from the unfavorable impact of foreign exchange rates, partially offset by a 10% increase in volume. Key growth products, consisting of Trulicity®, Verzenio®, Jardiance®, Taltz®, Retevmo®, Mounjaro, Emgality®, Olumiant, Tyvyt® and Cyramza®, grew 20% and represented 67% of revenue for Q2 2022, excluding revenue from COVID-19 antibodies. Excluding revenue from Alimta®, which lost exclusivity in major markets, the sale of the company's rights to Cialis® in China in Q2 2021, and COVID-19 antibodies, worldwide revenue increased 6% in Q2 2022.

Revenue in the U.S. increased 6%, to $3.93 billion, primarily driven by a 14% increase in volume, partially offset by an 8% decrease due to lower realized prices. Excluding revenue from Alimta and COVID-19 antibodies, revenue in the U.S. increased by 11% driven by key growth products. The lower realized prices in the U.S. were driven by Humalog®, due to unfavorable segment mix, as more highly rebated segments made up a larger portion of the business and a list price reduction of Insulin Lispro injection; Alimta and Forteo®, due to higher contracted rebates and unfavorable segment mix; and Taltz, due to changes to estimates for rebates and discounts and unfavorable segment mix.

Revenue outside the U.S. decreased 16%, to $2.55 billion, driven by a 14% decrease due to lower realized prices and a 6% decrease from the unfavorable impact of foreign exchange rates, partially offset by a 5% increase in volume. The lower realized prices were primarily driven by the impact of government pricing in China from the National Reimbursement Drug List (NRDL) formulary for certain products, particularly Verzenio and Tyvyt, and volume-based procurement (VBP) for Humalog. The increase in volume outside the U.S. was largely driven by key growth products as well as the NRDL in China, partially offset by decreased volume for Alimta and Cymbalta® resulting from the entry of generic competition, the sale of the company's rights to Cialis in China in Q2 2021, as well as decreased volume for COVID-19 antibodies. Excluding revenue from Alimta, the sale of

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the company's rights to Cialis, and COVID-19 antibodies, revenue outside the U.S. decreased by 2%, or an increase of 6% on a constant currency basis.

Gross margin increased 6%, to $5.06 billion, in Q2 2022 compared with Q2 2021. Gross margin as a percent of revenue was 78.0%, an increase of 6.9 percentage points compared with Q2 2021. The increase in gross margin percent was primarily driven by an excess inventory charge of $423.0 million recognized in Q2 2021 related to COVID-19 antibodies and, to a lesser extent, favorable product mix and the effect of foreign exchange rates on international inventories sold, partially offset by lower realized prices.

In Q2 2022, research and development expenses increased 8% to $1.78 billion, or 27% of revenue, driven by higher development expenses for late-stage assets, partially offset by lower development expenses for COVID-19 antibodies.

Marketing, selling and administrative expenses decreased 4% to $1.63 billion in Q2 2022, primarily driven by the favorable impact of foreign exchange rates as well as reduced marketing costs.

In Q2 2022, the company recognized acquired in-process research and development (IPR&D) and development milestone charges of $440.4 million, primarily related to a charge associated with the buy-out of substantially all future obligations that were contingent upon the development, regulatory and commercial successes of the company's mutant-selective PI3kα inhibitor. In Q2 2021, the company recognized acquired IPR&D and development milestone charges of $42.8 million.

Operating income in Q2 2022 was $1.21 billion, compared to $1.40 billion in Q2 2021. Operating margin percent, defined as operating income as a percent of revenue, was 18.7%, which includes a negative impact of approximately 680 basis points attributed to acquired IPR&D and development milestone charges.

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Other income (expense) was expense of $119.2 million in Q2 2022, compared with income of $190.5 million in Q2 2021. The reduction in other income (expense) was primarily driven by net losses on investments in equity securities in Q2 2022 compared with net gains on investments in equity securities in Q2 2021.

The effective tax rate was 12.7% in Q2 2022, compared with 12.8% in Q2 2021. The effective tax rate in Q2 2022 was impacted favorably by the implementation of the provision in the Tax Cuts and Jobs Act (the 2017 Tax Act) that requires capitalization and amortization of research and development expenses for tax purposes starting in 2022 and net losses on investments in equity securities, partially offset by the tax impact related to non-deductible development milestones. The effective tax rate in Q2 2021 reflected the favorable tax impact of an excess inventory charge related to COVID-19 antibodies.

In Q2 2022, net income and earnings per share (EPS) were $952.5 million and $1.05, respectively, compared with $1.39 billion and $1.53 in Q2 2021. Q2 2022 EPS was inclusive of $0.46 of acquired IPR&D and development milestone charges, compared with $0.04 in Q2 2021.

Second-Quarter Non-GAAP Measures
On a non-GAAP basis, Q2 2022 gross margin decreased 3% to $5.18 billion compared with Q2 2021. Gross margin as a percent of revenue was 79.8%, an increase of 0.5 percentage points. The increase in gross margin percent was primarily driven by favorable product mix and the effect of foreign exchange rates on international inventories sold, partially offset by lower realized prices.

Operating income on a non-GAAP basis decreased $627.2 million, or 32%, to $1.33 billion in Q2 2022 compared with Q2 2021. Operating margin percent was 20.5% on a non-GAAP basis, which includes a negative impact of approximately 680 basis points attributed to acquired IPR&D and development milestone charges.

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Other income (expense) on a non-GAAP basis was expense of $12.9 million in Q2 2022, compared with income of $5.0 million in Q2 2021.

The effective tax rate on a non-GAAP basis was 14.2% in Q2 2022, compared with 14.3% in Q2 2021. The effective tax rate for Q2 2022 reflects the favorable tax impact related to the implementation of the 2017 Tax Act, offset by the tax impact of non-deductible development milestones.

On a non-GAAP basis, in Q2 2022 net income and EPS were $1.13 billion and $1.25, respectively, compared with $1.68 billion and $1.85 in Q2 2021. Q2 2022 non-GAAP EPS was inclusive of $0.46 of acquired IPR&D and development milestone charges, compared with $0.04 in Q2 2021.

For further detail on non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)" table later in this press release.

	Second Quarter
	2022	2021	% Change
Earnings per share (reported)	$1.05	$1.53	(31)%
Amortization of intangible assets	.11	.12
Net losses (gains) on investments in equity securities	.09	(.16)
COVID-19 antibodies inventory charges	—	.37
Earnings per share (non-GAAP)	$1.25	$1.85	(32)%
Numbers may not add due to rounding.

Acquired IPR&D and development milestone charges	.46	.04	NM

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Selected Revenue Highlights

(Dollars in millions)	Second Quarter			Year-to-Date
Selected Products	2022	2021	% Change	2022	2021	% Change
Trulicity	$1,911.9	$1,535.6	25%	$3,653.2	$2,988.1	22%
COVID-19 antibodies(a)	129.1	148.9	(13)%	1,598.9	959.1	67%
Taltz	606.2	569.1	7%	1,094.3	972.4	13%
Humalog(b)	447.1	607.6	(26)%	1,065.3	1,224.6	(13)%
Verzenio	588.5	341.3	72%	1,057.9	610.3	73%
Jardiance(c)	461.0	356.5	29%	880.4	668.5	32%
Alimta	227.7	610.6	(63)%	571.7	1,169.6	(51)%
Humulin®	274.0	315.3	(13)%	547.2	637.0	(14)%
Cyramza	231.3	268.7	(14)%	461.5	509.2	(9)%
Olumiant(d)	186.2	208.4	(11)%	441.8	402.2	10%
Basaglar®	174.2	210.7	(17)%	365.7	457.3	(20)%
Emgality	157.5	156.3	1%	306.7	275.7	11%
Forteo	138.5	218.4	(37)%	275.9	416.9	(34)%
Tyvyt	73.6	105.0	(30)%	159.0	214.6	(26)%
Retevmo	45.0	25.7	75%	86.8	42.5	NM
Mounjaro	16.0	—	NM	16.0	—	NM

Total Revenue	6,488.0	6,740.1	(4)%	14,298.0	13,545.7	6%

(a) COVID-19 antibodies include sales for bamlanivimab administered alone, for bamlanivimab and etesevimab administered together, and for bebtelovimab, and were made pursuant to EUAs or similar regulatory authorizations
(b) Humalog includes Insulin Lispro
(c) Jardiance includes Glyxambi®, Synjardy® and Trijardy® XR
(d) Olumiant includes sales of baricitinib that were made pursuant to EUA or similar regulatory authorizations
NM – not meaningful

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Trulicity
For Q2 2022, worldwide Trulicity revenue was $1.91 billion, an increase of 25% compared with Q2 2021. U.S. revenue increased 25%, to $1.43 billion, driven by increased demand. Revenue outside the U.S. was $481.7 million, an increase of 24%, driven by increased demand, partially offset by the unfavorable impact of foreign exchange rates and lower realized prices.

Taltz
For Q2 2022, worldwide Taltz revenue increased 7% compared with Q2 2021, to $606.2 million. U.S. revenue increased 3%, to $411.6 million, driven by increased demand, partially offset by lower realized prices due to changes to estimates for rebates and discounts as well as unfavorable segment mix. Revenue outside the U.S. increased 15%, to $194.7 million, driven by increased volume, partially offset by lower realized prices and the unfavorable impact of foreign exchange rates.

Humalog
For Q2 2022, worldwide Humalog revenue decreased 26% compared with Q2 2021, to $447.1 million. Revenue in the U.S. decreased 27%, to $238.8 million, driven by lower realized prices from the impact of an unfavorable segment mix due to more highly rebated segments making up a larger portion of the business and the list price reduction of Insulin Lispro injection. Revenue outside the U.S. decreased 25%, to $208.3 million, driven by lower realized prices due to the impact of VBP in China and, to a lesser extent, the unfavorable impact of foreign exchange rates, partially offset by increased volume.

Verzenio
For Q2 2022, worldwide Verzenio revenue increased 72% compared with Q2 2021, to $588.5 million. U.S. revenue was $384.3 million, an increase of 83%, driven by increased demand. Revenue outside the U.S. was $204.2 million, an increase of 55%, driven by increased demand, partially offset by lower realized prices due to the impact of the NRDL formulary in China and, to a lesser extent, the unfavorable impact of foreign exchange rates.

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Jardiance
The company's worldwide Jardiance revenue for Q2 2022 was $461.0 million, an increase of 29% compared with Q2 2021. U.S. revenue increased 29%, to $250.7 million, primarily driven by increased demand. Revenue outside the U.S. was $210.3 million, an increase of 30%, driven by increased demand, partially offset by the unfavorable impact of foreign exchange rates.

Jardiance is part of the company's alliance with Boehringer Ingelheim. Lilly reports as revenue royalties received on net sales of Jardiance.

Alimta
For Q2 2022, worldwide Alimta revenue decreased 63% compared with Q2 2021, to $227.7 million. U.S. revenue decreased 51%, to $171.7 million, driven by decreased demand and lower realized prices due to the entry of multiple generics in Q2 2022. Revenue outside the U.S. decreased 78%, to $56.1 million, largely driven by decreased demand due to entry of generic competition.

The company expects continued volume and revenue decline for Alimta as a result of the entry of generic competition due to the loss of patent exclusivity in major markets.

Olumiant
For Q2 2022, worldwide Olumiant revenue decreased 11% compared with Q2 2021, to $186.2 million. U.S. revenue was $10.4 million, representing a decline of $7.4 million compared with Q2 2021, largely driven by the decline in utilization for the treatment of certain hospitalized patients with COVID-19. Revenue outside the U.S. was $175.8 million, a decrease of 8%, primarily driven by the unfavorable impact of foreign exchange rates.

Emgality
For Q2 2022, Emgality generated worldwide revenue of $157.5 million, an increase of 1% compared with Q2 2021. U.S. revenue was $108.6 million, a decrease of 3%, driven by lower realized prices due to higher contracted rebates and unfavorable segment mix, largely offset by increased demand.

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Revenue outside the U.S. was $48.9 million, an increase of 11%, primarily driven by increased demand, partially offset by the unfavorable impact of foreign exchange rates and, to a lesser extent, lower realized prices.

Tyvyt
For Q2 2022, the company's Tyvyt revenue in China was $73.6 million, a decrease of 30% compared with Q2 2021, driven by the impact of the NRDL formulary in China, which resulted in lower realized prices that were partially offset by increased volume, as well as increased competitive pressure.

Tyvyt is part of the company's alliance with Innovent. Lilly reports total sales of Tyvyt made by Lilly as revenue, with payments made to Innovent for its portion of the gross margin reported as cost of sales. Lilly also reports as revenue a portion of the gross margin for Tyvyt sales made by Innovent.

2022 Financial Guidance
The company has updated certain elements of its 2022 financial guidance on both a reported and non-GAAP basis. EPS for 2022 is now expected to be in the range of $6.96 to $7.11 on a reported basis and $7.90 to $8.05 on a non-GAAP basis. The company's 2022 financial guidance reflects adjustments shown in the reconciliation table below.

	2022 Expectations	% Change vs 2021
Earnings per share (reported)	$6.96 to $7.11	14% to 16%
Amortization of intangible assets	.51
Net losses on investments in equity securities	.43
Earnings per share (non-GAAP)	$7.90 to $8.05	7% to 9%
Numbers may not add due to rounding

Acquired IPR&D and development milestone charges	$.61

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The company still anticipates 2022 revenue to be between $28.8 billion and $29.3 billion. This includes an additional $400 million of unfavorability from foreign exchange rates, offset by additional revenue from the company's COVID-19 antibody, bebtelovimab. The additional revenue from bebtelovimab is inclusive of $275 million from the U.S. government purchase agreement announced in June 2022 as well as estimated revenue from the commencement of non-U.S. government distribution.

The company's outlook for gross margin, marketing, selling, and administrative expenses, and research and development expenses remain unchanged. While the range is unchanged, marketing, selling and administrative expenses include additional marketing investments in select key growth products during the second half of the year.

Acquired IPR&D and development milestone charges are now expected to be approximately $610 million, reflecting total charges in the first half of the year. This financial guidance does not include any impact from potential or pending business development transactions in the second half of the year.

Operating margin percent has been reduced by 100 basis points and is now expected to be approximately 27% on a reported basis and approximately 29% on a non-GAAP basis, primarily due to the impacts attributable to foreign exchange rates and acquired IPR&D and development milestone charges to date.

Other income (expense) for 2022 is now expected to be expense in the range of $500 million to $600 million on a reported basis and is still expected to be expense in the range of $0 to $100 million on a non-GAAP basis. The company's updated reported guidance reflects the impact of net losses on investments in equity securities during Q2 2022.

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The company's financial results for Q2 2022 include the favorable impact related to the implementation of the provision of the 2017 Tax Act that requires capitalization and amortization of research and development expenses for tax purposes. The company's financial guidance for reported and non-GAAP tax rates of approximately 13% to 14% assumes this provision of the 2017 Tax Act will be deferred or repealed by Congress effective for 2022. If this provision of the 2017 Tax Act is not deferred or repealed by Congress effective for 2022, the company expects the reported and non-GAAP tax rates to be approximately 10% to 11%.

Based on these changes, the company has lowered reported EPS guidance by $0.34 to now be in the range of $6.96 to $7.11 and lowered non-GAAP EPS guidance by $0.25 to now be in the range of $7.90 to $8.05. The $0.25 reduction in the non-GAAP EPS range is driven entirely from the impact of foreign exchange rates, as the EPS impact of increased acquired IPR&D and development milestone charges and marketing investments in select key growth products are offset by the impact of additional sales of bebtelovimab.

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The following table summarizes the company's updated 2022 financial guidance:

2022 Guidance
	Prior	Updated
Revenue	$28.8 to $29.3 billion	Unchanged

Gross Margin % of Revenue (reported)	Approx. 76%	Unchanged
Gross Margin % of Revenue (non-GAAP)	Approx. 78%	Unchanged

Marketing, Selling & Administrative	$6.4 to $6.6 billion	Unchanged

Research & Development	$7.1 to $7.3 billion	Unchanged

Acquired IPR&D & Development Milestones	Approx. $520 million	Approx. $610 million

Other Income/(Expense) (reported)	$(500) to $(400) million	$(600) to $(500) million
Other Income/(Expense) (non-GAAP)	$(100) million to $0	Unchanged

Tax Rate	Approx. 13% to 14%	Unchanged

Earnings per Share (reported)	$7.30 to $7.45	$6.96 to $7.11
Earnings per Share (non-GAAP)	$8.15 to $8.30	$7.90 to $8.05

Operating Margin % (reported)	Approx. 28%	Approx. 27%
Operating Margin % (non-GAAP)	Approx. 30%	Approx. 29%

Non-GAAP guidance reflects adjustments presented in the earnings per share table above.

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Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the Q2 2022 financial results conference call through a link on Lilly's website at investor.lilly.com/webcasts-and-presentations. The conference call will begin at 9 a.m. Eastern time today and will be available for replay via the website.

Non-GAAP Financial Measures
Certain financial information for 2022 and 2021 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release. The press release and related materials provide certain GAAP and non-GAAP figures excluding the impact of foreign exchange rates. We recalculate current period figures on a constant currency basis by keeping constant the exchange rates from the base period. Beginning in 2022, presentations of non-GAAP financial measures will not include adjustments for upfront charges and development milestones related to acquired IPR&D. Non-GAAP financial measures for Q2 2021 have been adjusted to reflect this updated presentation. The company's 2022 financial guidance is being provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company's business.

About Lilly
Lilly unites caring with discovery to create medicines that make life better for people around the world. We’ve been pioneering life-changing discoveries for nearly 150 years, and today our medicines help more than 47 million people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world’s most significant health challenges, redefining diabetes care, treating obesity and curtailing its most devastating long-term effects, advancing the fight against Alzheimer’s disease, providing solutions to some of the most debilitating immune system disorders, and

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transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we’re motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/newsroom. F-LLY

Cautionary Statement Regarding Forward-Looking Statements
This press release contains management's current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "estimate", "project", "intend", "expect", "believe", "target", "anticipate" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated, including the impact of the evolving COVID-19 pandemic or any future pandemic, epidemic, or similar public health threat and the global response thereto; uncertainties related to the company's efforts to develop, manufacture, and distribute potential treatments for COVID-19; the significant costs and uncertainties in the pharmaceutical research and development process, including with respect to the timing and process of obtaining regulatory approvals; the impact of acquisitions and business development transactions and related integration costs; the expiration of intellectual property protection for certain of the company's products and competition from generic and/or biosimilar products; the company's ability to protect and enforce patents and other intellectual property; changes in patent law or regulations related to data package exclusivity; competitive developments affecting current products and the company's pipeline; market uptake of recently launched products; information technology system inadequacies, breaches, or operating failures; unauthorized access, disclosure, misappropriation, or compromise of confidential information or other data stored in the company's IT systems, networks, and facilities, or those of third parties with whom the company shares its data; unexpected safety or efficacy concerns associated with the company's products; litigation, investigations, or other similar proceedings involving past, current, or future products or commercial activities as the company is largely self-insured; issues with product supply and regulatory approvals stemming from manufacturing difficulties or disruptions, including as a result of regulatory actions related to our facilities; reliance on third-party relationships and outsourcing arrangements; regulatory changes or other developments; regulatory actions regarding currently marketed products; continued pricing pressures and the impact of actions of governmental and private payers affecting pricing of, reimbursement for, and access to pharmaceuticals; devaluations in foreign currency exchange rates or changes in interest rates, and inflation; changes in tax law, tax rates, or events that differ from the company's assumptions related to tax positions; asset impairments and restructuring charges; the impact of global macroeconomic conditions, trade disruptions, global disputes, unrest, war, or other costs, uncertainties and risks related to engaging in business in foreign jurisdictions; changes in accounting and reporting standards promulgated by the Financial Accounting Standards Board and the Securities and Exchange Commission (SEC); and regulatory compliance problems or government investigations. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company's latest Form 10-K and subsequent Forms 8-K and 10-Q filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

    #    #    #

Alimta® (pemetrexed disodium, Lilly)
Basaglar® (insulin glargine injection, Lilly)
Cialis® (tadalafil, Lilly)

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Cymbalta® (duloxetine, Lilly)
Cyramza® (ramucirumab, Lilly)
Emgality® (galcanezumab-gnlm, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Mounjaro® (tirzepatide injection, Lilly)
Olumiant® (baricitinib, Lilly)
Qbrexza® (glycopyrronium cloth, Dermira)
Retevmo® (selpercatinib, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Trijardy® XR (empagliflozin/linagliptin/metformin hydrochloride extended release tablets, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
Tyvyt® (sintilimab injection, Lilly)
Verzenio® (abemaciclib, Lilly)

Third party trademarks used herein are trademarks of their respective owners.

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	% Chg.	2022	2021	% Chg.

Revenue	$6,488.0	$6,740.1	(4)%	$14,298.0	$13,545.7	6%

Cost of sales	1,430.5	1,953.2	(27)%	3,502.6	3,831.8	(9)%
Research and development	1,781.9	1,655.0	8%	3,392.0	3,327.1	2%
Marketing, selling and administrative	1,625.1	1,685.7	(4)%	3,183.0	3,261.7	(2)%
Acquired IPR&D and development milestones	440.4	42.8	NM	606.0	354.8	71%
Asset impairment, restructuring and other special charges	—	—	—%	—	211.6	(100)%

Operating income	1,210.1	1,403.4	(14)%	3,614.4	2,558.7	41%

Net interest income (expense)	(71.0)	(81.5)		(148.9)	(163.8)
Net other income (expense)	(48.2)	272.0		(321.0)	675.4
Other income (expense)	(119.2)	190.5	NM	(469.9)	511.6	NM

Income before income taxes	1,090.9	1,593.9	(32)%	3,144.5	3,070.3	2%
Income tax expense	138.4	203.7	(32)%	289.1	324.8	(11)%

Net income	$952.5	$1,390.2	(31)%	$2,855.4	$2,745.5	4%

Earnings per share - diluted	$1.05	$1.53	(31)%	$3.16	$3.01	5%

Dividends paid per share	$.98	.85	15%	$1.96	$1.70	15%
Weighted-average shares outstanding (thousands) - diluted	902,940	910,384		904,422	911,623
NM – not meaningful

18

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended June 30, 2022			Three Months Ended June 30, 2021

	GAAP Reported	Adjustments(b)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)

Cost of sales	$1,430.5	$(121.3)	$1,309.2	$1,953.2	$(555.2)	$1,398.0

Other income (expense)	(119.2)	106.3	(12.9)	190.5	(185.5)	5.0

Income tax expense	138.4	48.8	187.2	203.7	76.4	280.1

Net income	952.5	178.8	1,131.3	1,390.2	293.3	1,683.5

Earnings per share - diluted	1.05	0.20	1.25	1.53	0.32	1.85

Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
(a)The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company's non-GAAP measures adjust reported results to exclude amortization of intangibles and other items that are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company's reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company's ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.
(b)Adjustments to certain GAAP reported measures for the three months ended June 30, 2022, include the following:

(Dollars in millions, except per share data)	Amortization(i)	Equity investments(ii)	Total
Cost of sales	$(121.3)	$—	(121.3)

Other income (expense)	—	106.3	106.3

Income tax expense	25.2	23.6	48.8

Net income	96.1	82.7	178.8

Earnings per share - diluted	0.11	0.09	0.20
Numbers may not add due to rounding.

19

    The table above reflects only line items with non-GAAP adjustments.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Exclude net losses on investments in equity securities.

(c)Adjustments to certain GAAP reported measures for the three months ended June 30, 2021, include the following:

(Dollars in millions, except per share data)	Amortization (i)	Equity investments(ii)	Other specified items(iii)	Total
Cost of sales	$(132.2)	$—	$(423.0)	(555.2)

Other income (expense)	—	(185.5)	—	(185.5)

Income tax expense	27.0	(39.6)	88.8	76.4

Net income	105.2	(145.9)	334.2	293.3

Earnings per share - diluted	0.12	(0.16)	0.37	0.32
Numbers may not add due to rounding.
    The table above reflects only line items with non-GAAP adjustments.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Exclude net gains on investments in equity securities.
iii.Exclude a charge resulting from excess inventory related to COVID-19 antibodies.

20

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Six Months Ended June 30, 2022			Six Months Ended June 30, 2021

	GAAP Reported	Adjustments(b)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)

Cost of sales	$3,502.6	$(325.9)	$3,176.7	$3,831.8	$(762.4)	$3,069.4

Asset impairment, restructuring and other special charges	—	—	—	211.6	(211.6)	—

Other income (expense)	(469.9)	494.7	24.8	511.6	(472.0)	39.6

Income tax expense	289.1	171.9	461.0	324.8	98.5	423.3

Net income	2,855.4	648.7	3,504.1	2,745.5	403.5	3,149.0

Earnings per share - diluted	3.16	0.71	3.87	3.01	0.44	3.45
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
(a)The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company's non-GAAP measures adjust reported results to exclude amortization of intangibles and other items that are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company's reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company's ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

21

(b)Adjustments to certain GAAP reported measures for the six months ended June 30, 2022, include the following:

(Dollars in millions, except per share data)	Amortization(i)	Equity investments(ii)	Total
Cost of sales	(325.9)	—	(325.9)

Other income (expense)	—	494.7	494.7

Income tax expense	67.5	104.4	171.9

Net income	258.4	390.3	648.7

Earnings per share – diluted	0.29	0.43	0.71
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Exclude net losses on investments in equity securities.

(c)Adjustments to certain GAAP reported measures for the six months ended June 30, 2021, include the following:

(Dollars in millions, except per share data)	Amortization(i)	Equity investments(ii)	Other specified items(iii)	Total
Cost of sales	$(257.9)	$—	$(504.5)	(762.4)

Asset impairment, restructuring and other special charges	—	—	(211.6)	(211.6)

Other income (expense)	—	(472.0)	—	(472.0)

Income tax expense	53.0	(95.4)	140.9	98.5

Net income	204.9	(376.6)	575.2	403.5

Earnings per share - diluted	0.22	(0.41)	0.63	0.44
Numbers may not add due to rounding.
    The table above reflects only line items with non-GAAP adjustments.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Exclude net gains on investments in equity securities.
iii.Exclude primarily charges resulting from excess inventory related to COVID-19 antibodies, an intangible asset impairment resulting from the sale of the rights to Qbrexza®, and acquisition and integration costs recognized as part of the closing of the acquisition of Prevail Therapeutics Inc.

22